Exhibit 2.2
STOCKHOLDER AGREEMENT
     THIS STOCKHOLDER AGREEMENT, dated as of January 15, 2008 (this “Agreement”), is made and entered into by and among Odyssey HealthCare Holding Company, a Delaware corporation (“Parent”), OHC Investment, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (“Stockholder”).
WITNESSETH
     WHEREAS, concurrently herewith, Parent, Merger Sub and VistaCare, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”); capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement; and
     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions. For purposes of this Agreement:
          (a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          (b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean bearing “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include (i) securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and (ii) securities Beneficially Owned by that Person’s spouse and children.
          (c) “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (d) “Shares” shall mean, with respect to Stockholder, all shares of Common Stock held of record or Beneficially Owned by Stockholder, whether currently issued or hereinafter acquired.
          (e) “Termination Date” shall mean the first to occur of (i) the date that the Merger Agreement has been terminated, or (ii) the date that any amendment or change to the Merger Agreement is effected without Stockholder’s consent that (A) decreases the Per Share Amount or (B) changes the form of consideration to be paid in the Offer.
          (f) “Underlying Shares” shall mean the shares of Common Stock issuable to Stockholder upon the exercise by Stockholder of the Company Stock Options Beneficially Owned by him.
     2. Voting Matters.
          (a) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Common Stock, however called, at every adjournment or postponement thereof, or in any other circumstance upon which the vote, consent or other approval of holders of the Common Stock is sought, Stockholder shall vote (or cause to be voted) his issued and outstanding Shares:
               (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement;
               (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement):
               (A) any Company Acquisition Proposal other than a Company Acquisition Proposal with Parent or any Affiliate thereof, and
               (B) to the extent that such (1) are intended to, or could reasonably be expected to, in any manner impede, frustrate, prevent, nullify, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) are intended to, or could reasonably be expected to, implement or lead to any Company Acquisition Proposal (other than a Company Acquisition Proposal with Parent or any Affiliate thereof): (x) any change in a majority of the persons who constitute the board of directors of the Company; (y) any change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or by-laws (other than as expressly contemplated by the Merger Agreement); or (z) any other material change in the Company corporate structure or business; and
               (iii) to the extent that the Shares are not purchased in the Offer, in favor of the following actions:
               (A) the adoption of the Merger Agreement and the transactions contemplated thereby, and

               (B) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement.
          (b) In the event that any meeting of the holders of Common Stock is held, Stockholder shall (or shall cause the holder of record on any applicable record date to) appear at such meeting or otherwise cause his issued and outstanding Shares to be counted as present thereat for purposes of establishing a quorum.
          (c) Stockholder agrees not to exercise any dissenter’s rights that may arise, if at all, with respect to the Merger.
          (d) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, Stockholder shall not enter into any agreement or understanding with, or give instructions in any manner to, any Person the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.
          (e) Nothing herein shall in any way restrict or limit Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director and officer of the Company, including, solely in his capacity as a director or officer of the Company, effecting a Recommendation Withdrawal or acting to effect a transaction involving a Superior Proposal in accordance with the Merger Agreement.
     3. Tender Agreement and Option Exercise. Until the Termination Date:
          (a) Stockholder hereby agrees that he shall (i) tender all of his Shares into the Offer pursuant to and in accordance with the terms of the Offer promptly, and in any event no later than the third Business Day following the commencement of the Offer, and (ii) not withdraw any Shares so tendered prior to the occurrence of the Termination Date.
          (b) In the event that (i) the Minimum Condition is not satisfied, (ii) Merger Sub notifies Stockholder that Merger Sub is prepared to close the tender but for the fact that the Minimum Condition is not satisfied, and (iii) the tender by Stockholder of the Underlying Shares, together with the tender by any other stockholders of the Company of their Underlying Shares pursuant to any Stockholder Agreements among Parent, Merger Sub and such stockholders would cause the Minimum Condition to be satisfied, then Stockholder hereby agrees that, at any time prior to the Termination Date, immediately upon the request of Merger Sub, he shall exercise all of the Company Stock Options Beneficially Owned by him, the exercise price of which is then equal to or less than the Per Share Amount, and immediately tender the Underlying Shares received upon such exercise into the Offer (and not withdraw such Underlying Shares so tendered). Merger Sub shall advance to Stockholder the funds necessary to pay the exercise price of such Company Stock Options, and Stockholder shall repay Merger Sub the amount of such advance, without interest, immediately upon receipt of the Per Share Amount by him for his Underlying Shares.
          (c) In the event that (i) the Offer has been consummated, (ii) the Stockholder has not exercised his Company Stock Options pursuant to Section 3(b), (iii) Merger Sub has acquired pursuant to the Offer a number of shares of Common Stock which constitutes, on a fully diluted basis (as defined in Annex A to the Merger Agreement), less than 90% of the outstanding shares of Common Stock, and (iv) the shares of Common Stock acquired by Merger Sub pursuant to the Offer or otherwise, together with the Underlying Shares and the Underlying Shares under any other Stockholder Agreements among Parent, Merger Sub and any other stockholders of the Company, aggregate at least 90% of the outstanding shares of Common Stock, then Stockholder hereby agrees that, immediately upon the request of Merger Sub, he shall (y) exercise all of the Company Stock Options Beneficially Owned by him, the exercise price of which is then equal to or less than the Per Share Amount, and (z) immediately sell to Merger Sub each Underlying Share received upon such exercise, free and clear of all Liens, in consideration of an amount equal to the Per Share Amount as in effect on the date of this Agreement.
     4. Covenants, Representations and Warranties.
          (a) Stockholder hereby represents, warrants and covenants to Parent and Merger Sub as follows:
               (i) Ownership. Stockholder is either (A) the record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of issued and outstanding shares of Common Stock set forth on Part I of Schedule A hereto and the Company Stock Options set forth on Part II of Schedule A hereto. As of the date of this Agreement, the shares of Common Stock set forth on Schedule A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by Stockholder. Except as otherwise set forth in Schedule A hereto, Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares and Company Stock Options set forth on Schedule A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.
               (ii) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby. If Stockholder is married and Stockholder’s Shares or Company Stock Options constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder’s spouse, enforceable against such person in accordance with its terms.
               (iii) No Conflicts. Except for the filing of an amendment to Stockholder’s Schedule 13D or 13G, if any, and filings required under Section 16 of the Exchange Act, if any, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby, except where the failure to obtain or make such consent, permit, authorization, approval or filing would not interfere with Stockholder’s ability to perform his obligations hereunder, and none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of his properties or assets, including, without limitation, his shares of Common Stock and Company Stock Options, may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of his properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Stockholder to perform his obligations hereunder.
               (iv) No Encumbrances. Except (A) as required herein and (B) items listed in Part I to Schedule A which shall be released or modified to comply with Section 4(a)(vi) not later than 10 Business Days after the date hereof, at all times thereafter during the term hereof, all of Stockholder’s Shares and Company Stock Options as set forth on Schedule A hereto will be held by Stockholder, an Affiliate of Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever of any kind or nature, except for any liens, claims, understandings or arrangements that do not limit or impair Stockholder’s ability to perform his obligations under this Agreement.
               (v) No Solicitation. Stockholder shall comply with the terms of Section 6.3 of the Merger Agreement.
               (vi) Restriction on Transfer, Proxies and Non-Interference. Except as expressly contemplated hereby, from and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, Stockholder shall not, and shall cause each of his Affiliates who Beneficially Own any of Stockholder’s Shares not to, directly or indirectly, without the consent of Parent: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of his Shares, or any interest therein (excluding transfers by testamentary or intestate succession), (B) grant any proxies or powers of attorney, deposit any or all of his Shares into a voting trust or enter into a voting agreement with respect to his Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above, or (D) take any action that could reasonably be expected to have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement; provided, however, that after the occurrence of the Termination Date, Stockholder may sell or tender any or all of his Shares, or take any of the other actions described above, in connection with a Company Acquisition Proposal.
               (vii) Further Assurances. From time to time, at Parent’s request and without further consideration, Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          (b) Parent hereby represents, warrants and covenants to Stockholder that Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. Parent has taken all actions required by law, its certificate of incorporation and its by-laws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of Parent and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally.
     5. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder’s Shares, except as otherwise contemplated hereby, including, without limitation, the proviso contained in Section 4(a)(vi), and hereby does authorize the Company and Parent’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to Stockholder’s Shares (and that this Agreement places limits on the voting and transfer of such Shares); provided that, any such stop transfer restriction shall terminate upon the first to occur of the Effective Time or the Termination Date and, upon such event, Parent shall notify the Company’s transfer agent of such termination.
     6. Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged as may be appropriate to reflect such event.
     7. Stockholder Capacity. Except as set forth in Section 4(a)(v), Stockholder does not make any agreement or understanding herein in his capacity as a director or officer of the Company and nothing herein shall limit or affect any action taken by Stockholder in such capacity.
     8. Merger Agreement and Company Stock Options. Stockholder hereby consents and agrees to the treatment of Company Stock Options Beneficially Owned by Stockholder or his Affiliates as set forth in the Merger Agreement.
     9. Disclosure. To the extent required by law, as advised by Parent’s counsel, Stockholder hereby consents to and authorizes the publication and disclosure by Parent or the Company of Stockholder’s identity and holding of shares of Common Stock, and the nature of his commitments, arrangements and understandings under this Agreement.
     10. Miscellaneous.
          (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
          (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.
          (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

(i)	if to Parent or Merger Sub, to:

Odyssey HealthCare Holding Company
717 N. Harwood, Suite 1500
Dallas, Texas 19406
Facsimile (214) 245-3336
Attn: W. Bradley Bickham

with copies to (which shall not constitute notice):

Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, TX 75201
Facsimile: (214) 999-7959
Attn: P. Gregory Hidalgo, Esq.

(ii)	if to Stockholder, to:

Facsimile:

Attn:

with copies to (which shall not constitute notice):

VistaCare, Inc.
4800 N. Scottsdale Road, Suite 500
Scottsdale, AZ 85251
Facsimile: (480) 648-4555
Attn: Richard R. Slager

Squire, Sanders & Dempsey L.L.P.
40 North Central Avenue, Suite 2700
Phoenix, AZ 85004
Facsimile: (602) 253-8129
Attn: Frank M. Placenti, Esq.
Joseph P. Richardson, Esq.
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by Stockholder of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent or Merger Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled at law or in equity, and Stockholder hereby waives the posting of any bond or security in connection with any proceedings related thereto.
          (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or the beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
          (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
          (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto; provided that, in the event of Stockholder’s death, the benefits and obligations of Stockholder hereunder shall inure to his successors and heirs.
          (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
          (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.
          (k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.
          (n) Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

PARENT:

ODYSSEY HEALTHCARE HOLDING COMPANY

By:

Name:

Title:

MERGER SUB:

OHC INVESTMENT, INC.

By:

Name:

Title:

STOCKHOLDER:

[Signature Page to Stockholder Agreement]

SCHEDULE A
Part I
                     Shares
Part II
                     Company Stock Options